Exhibit 99.1

Schnitzer Reports Strong First Quarter Fiscal 2011 Performance

Recent Acquisitions Accelerate Strategic Growth

First Quarter Revenues Up 71% and Diluted EPS from Continuing Operations up 178% to $0.64

PORTLAND, Ore.--(BUSINESS WIRE)--January 6, 2011--Schnitzer Steel Industries, Inc. (NASDAQ:SCHN) today reported diluted earnings per share from continuing operations of $0.64 for its fiscal 2011 first quarter ended November 30, 2010. This compares with diluted earnings per share from continuing operations of $0.23 during the first quarter of fiscal 2010.

For the first quarter of fiscal year 2011, Schnitzer reported record first quarter revenues of $675 million, compared to $394 million in the first quarter of fiscal year 2010.

Summary Results from Continuing Operations
($ in millions)

	First	First		Fourth
	Quarter	Quarter		Quarter
	2011*	2010*	% Change	2010*	% Change
Revenues	$675	$394	71%	$639	6%
Operating Income	$28	$9	206%	$24	17%
Income from continuing operations attributable to SSI**
	$18	$6	177%	$16	10%

* Excludes results from discontinued operations
** Excludes the income attributable to noncontrolling interests

“We generated significant momentum during the first quarter of our fiscal year due to the strong global demand for recycled metals,” said Tamara Lundgren, President and Chief Executive Officer. “Each of our operating businesses delivered improved financial performance, and we continued to execute successfully on our strategic growth plan, announcing seven acquisitions since our fiscal year-end. These acquisitions provide us with a strong platform for our Metals Recycling Business in Western Canada and enhance our supply networks in the Northeast and the Southeast, and our Auto Parts Business in Texas, California and Oregon. We also commenced early stage operation of our new separation technologies at our recycling facilities in Oregon and Washington.”

“As our record first quarter revenues demonstrate, global demand continues to drive prices and volumes higher,” said Lundgren. “Asian economies have maintained steady demand due to strong infrastructure spending, and China’s recent announcement of its new 5-year plan suggests increased purchases of recycled metals due to the environmental and economic benefits. We also anticipate stronger demand in the domestic markets in the new year due to inventory replenishment and a slowly improving domestic economy. We believe all these favorable dynamics signal strong long-term demand for our products.”

Key business drivers during the first quarter fiscal 2011:

  Our Metals Recycling Business achieved ferrous sales volumes during the last four quarters which approximated the record volumes delivered in fiscal 2008. In addition, prices were driven higher by strong global demand during the quarter. We were able to increase operating income as compared to both the first and fourth quarters of fiscal 2010 due to significantly higher ferrous volumes and prices.
  Our Auto Parts Business delivered record first quarter operating income, with a robust operating margin of 21%, and maintained solid car purchase volumes despite not having the benefit of the Cash for Clunkers program which occurred primarily during the first quarter of 2010.
  Our Steel Manufacturing Business reported improved year-over-year financial performance in the face of continued weak demand, operating at near break-even levels despite very challenging market conditions.

Recent Acquisition Summary

Since the beginning of our fiscal year in September 2010, we have announced seven acquisitions for an aggregate purchase price of approximately $225 million. In our Metals Recycling Business, our recent acquisitions extend our geographic reach along both the East and West coasts, including into Western Canada, further consolidating our supply network and enhancing operating efficiencies. In aggregate, these acquisitions will provide us with approximately 550,000 gross ferrous tons, approximately 40% of which will be incremental to our existing volumes, as well as approximately 60 million nonferrous pounds, all of which are incremental volumes. In our Auto Parts Business, we are adding new facilities in Waco, Texas and Stockton, California, and expanding our presence in Portland, Oregon. Our Auto Parts Business generates value from its stand-alone retail operations, as well as from synergies with our Metals Recycling Business in key markets.

Metals Recycling Business

In the first quarter, our Metals Recycling Business shipped ferrous volumes of 1.2 million tons and nonferrous volumes of 111 million pounds and generated operating income of $26 million, a $10 million improvement over the prior year first quarter

Summary of Metals Recycling Business Results
($ in millions, except selling prices; Fe volumes
000s long tons; NFe volumes M lbs)

	First Quarter	First Quarter		Fourth Quarter
	2011	2010	% Change	2010	% Change
Total Revenues	$592	$316	87%	$556	6%
Ferrous Revenues	$481	$232	107%	$431	12%
Ferrous Volumes	1,231	757	63%	1,124	9%
Avg. Net Ferrous Sales Prices ($/LT)(1)	$353	$277	27%	$342	3%
Nonferrous Volumes	111	110	1%	139	(20%)
Avg. Net Nonferrous Sales Prices ($/lb)(1)	$0.94	$0.73	29%	$0.84	12%
Operating Income	$26	$16	60%	$21	23%

(1) Sales prices are shown net of freight

“We benefited from continued broad-based demand for our ferrous scrap in the developing economies, in particular from Asia,” said Lundgren. “Both ferrous and nonferrous prices strengthened considerably from the prior year and improved from the fourth quarter as demand for raw materials increased globally.”

Sales Volumes: Record first quarter ferrous sales volumes of 1.2 million tons reflected the continuing strong demand for recycled metal from the export markets. Ferrous sales volumes for the four quarters ending in November approximated the record processed sales volumes in fiscal 2008.

Nonferrous sales volumes approximated the volumes in the first quarter of fiscal 2010. Although production increased sequentially, low beginning inventories due to the strong nonferrous sales in the fourth quarter of fiscal 2010 resulted in a sequential decline in nonferrous shipments.

Ferrous and nonferrous volumes during the quarter were 63% and 1% higher, respectively, than in the first quarter of fiscal 2010.

Export customers accounted for approximately 80% of total ferrous sales volume, including shipments to 11 countries. The top export destinations were China and South Korea.

Pricing: During the quarter, average ferrous net sales prices increased from the prior year first quarter and fourth quarter as higher export prices more than offset a decline in domestic prices. Nonferrous prices also improved during the quarter. Average ferrous and nonferrous prices during the quarter were 27% and 29% higher, respectively, than comparable prices in the first quarter of fiscal 2010.

Revenues increased, both on a year-over-year and quarter-over-quarter basis, driven by higher volumes and average ferrous selling prices. Compared with the first quarter of 2010, revenues increased 87% on volume and selling price gains. Compared with the fourth quarter of 2010, revenues increased 6%, primarily due to higher ferrous sales volumes.

Margins: Operating income per ferrous ton was $21 in the first quarter of fiscal 2011, an increase from $19 in the fourth quarter of fiscal 2010 and approximating the same level as the prior year first quarter. Operating income per ferrous ton during the first quarter was impacted by an increase in purchase prices for raw materials in the latter half of the quarter due to rising export prices for future shipments and relatively weak domestic demand which resulted in lower prices for domestic shipments.

Metals Recycling Business: Outlook

The following summary of management’s outlook for the Metals Recycling Business in the second quarter of fiscal 2011 is subject to uncertainty that may affect future results.

Sales Volumes: Ferrous sales volumes are expected to be below the record first quarter levels due to normal seasonal declines in supply flows due to winter weather conditions and timing of shipments. Nonferrous volumes are expected to increase from the first quarter levels due to higher beginning inventory levels.

Pricing: Ferrous net selling prices, on average, are expected to continue their upward trend in both the domestic and export markets, increasing significantly compared to first quarter levels. Nonferrous prices are expected to increase moderately from first quarter levels.

Margins: Operating income per ferrous ton is expected to improve due to the higher sales prices and the increased relative contribution from nonferrous sales volumes.

Auto Parts Business

Our Auto Parts Business achieved record first quarter operating income from continuing operations.

Summary of Auto Parts Business Results
($ in millions, except locations)

	First	First		Fourth
	Quarter	Quarter		Quarter
	2011*	2010*	% Change	2010*	% Change
Revenues	$67	$55	21%	$64	5%
Operating Income	$14	$10	35%	$10	46%
Locations (end of quarter)	45	43	5%	45	-

* Excludes results from discontinued operations

“Our Auto Parts Business delivered another strong quarter of increasing revenue and higher operating income margins as a result of our strong self-service retail brand network which maximizes operating profit throughout the value chain of parts sales, core extraction and scrap,” said Lundgren. “Our purchase volumes remained strong, and we continued to increase our storefronts with new locations in Texas and California, and expanded operations in Oregon.”

Revenues: Revenues from continuing operations for the Auto Parts Business increased 5% over the fourth quarter of 2010 and 21% over last year’s first quarter. The year-over-year improvement reflected the impact of higher commodity prices on revenues from scrap and core sales.

Margins: Operating margins of 21% increased from 15% in the fourth quarter due to improved parts sales and scrap prices which increased at a greater rate than the cost of scrapped vehicles. First quarter operating margins also improved from the 19% margins in the first quarter of the prior fiscal year despite not having the benefit from the higher quality vehicles purchased early in fiscal 2010 through the Cash for Clunkers program.

Auto Parts Business: Outlook

The following summary of management’s outlook for the Auto Parts Business in the second quarter of fiscal 2011 is subject to uncertainty that may affect future results.

Revenues: Revenues are expected to approximate the first quarter of this fiscal year as the impact of rising commodity prices on core and scrap sales are expected to be offset by normal seasonal declines in admissions and parts sales.

Margins: Second quarter margins from continuing operations are expected to decline slightly from first quarter levels, driven by the normal seasonal impacts of the winter months on admissions and parts sales.

Steel Manufacturing Business

In the first quarter, our Steel Manufacturing Business continued to be impacted by weak demand for finished steel products in its West Coast markets.

Summary of Steel Manufacturing Business Results
($ in millions, except selling prices;
volume in thousands of tons)

	First Quarter	First Quarter		Fourth Quarter
	2011	2010	% Change	2010	% Change
Revenues	$64	$69	(7%)	$74	(15%)
Avg. Net Sales Prices ($/T)(1)	$634	$520	22%	$618	3%
Finished Goods Sales Volumes(1)	98	100	(2%)	116	(16%)
Operating Income (Loss)	$(2)	$(8)	NM	$(0)	NM

(1) Excludes billet sales
NM - not meaningful

“Our Steel Manufacturing Business reported improved year-over-year performance, although weaker demand compared to the fourth quarter resulted in a negative operating margin for the first quarter,” said Lundgren. “This business continues to generate positive cash flow, and our product flexibility and lean cost structure position the mill to take advantage of future improvements in market conditions.”

Sales Volumes: Finished steel sales volumes of 98 thousand tons declined 2% and 16% from the first and fourth quarters of fiscal 2010, respectively.

Pricing: The average net sales prices for finished steel products increased by $16 per ton, or 3%, compared with the fourth quarter of fiscal 2010 and $114 per ton, or 22%, compared to the first quarter of fiscal 2010.

Margins: Lower sales volumes and capacity utilization led to a decline in operating margins compared to the fourth quarter of fiscal 2010. On a year-over-year basis, the operating loss narrowed due to the increased selling prices enabling a higher level of purchase costs to be passed through to customers.

Steel Manufacturing Business: Outlook

The following summary of management’s outlook for the Steel Manufacturing Business in the second quarter of fiscal 2011 is subject to uncertainty that may affect future results.

Sales Volumes: Normal seasonal declines in construction activity are expected to be offset by slightly higher demand, resulting in volumes that approximate the first quarter fiscal 2011 levels.

Pricing: Average sales prices are expected to increase from the first quarter fiscal 2011 as a result of price increases due to higher raw material costs.

Margins: Second quarter margins are expected to improve from the margins achieved in the first quarter due to the impact of price increases implemented during the second quarter. Near break-even performance is expected.

Corporate Items

The Company’s effective tax rate for the quarter was 33%, which is expected to approximate the tax rate for the remainder of the year.

Total debt increased by $79 million to $180 million from the fourth quarter, primarily reflecting higher cash balances and increased accounts receivable related to the timing of cash collections on shipments near the quarter end date.

Discontinued Operations

The Company completed the sale of its GreenLeaf full-service used auto parts business to LKQ Corporation on October 2, 2009. For comparison purposes, the net losses and losses per share directly attributable to GreenLeaf for prior periods are disclosed separately in the Company's financial statements as "Discontinued Operations."

Analysts' Conference Call: First Quarter of Fiscal 2011

A conference call and slide presentation to discuss results will be held today, January 6, 2011, at 5:00 p.m. EST. It will be hosted by Tamara Lundgren, President and Chief Executive Officer, and Richard Peach, Chief Financial Officer. The call and the slides will be webcast and accessible on the Company's website at www.schnitzersteel.com.

Summary financial data provided in the following pages. The slides and related materials will be available prior to the call on the website.

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled ferrous metal products in the United States with 52 operating facilities located in 14 states, Puerto Rico and Western Canada. The business has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company's integrated operating platform also includes its auto parts and steel manufacturing businesses. The Company's auto parts business sells used auto parts through its 46 self-service facilities located in 14 states and Western Canada. With an effective annual production capacity of approximately 800,000 tons, the Company's steel manufacturing business produces finished steel products, including rebar, wire rod and other specialty products. The Company commenced its 105th year of operations in fiscal 2011.

Safe Harbor for Forward-Looking Statements

This news release, particularly the Outlook sections, contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding the Company's outlook for the business and statements as to expected product demand, pricing, sales volumes, revenues, operating margins, operating income and benefits of cost containment measures. Such statements can generally be identified because they contain "expect," "believe," "anticipate," "estimate" and other words that convey a similar meaning. One can also identify these statements as statements that do not relate strictly to historical or current facts. Examples of factors affecting the Company that could cause actual results to differ materially from current expectations are the following: volatile supply and demand conditions affecting prices and volumes in the markets for both the Company's products and the raw materials it purchases; world economic conditions; world political conditions; the Company's ability to match output with demand; changes in federal and state income tax laws; government regulations and environmental matters; impact of pending or new laws and regulations regarding imports and exports into the United States and other countries; foreign currency fluctuations; competition; seasonality, including weather; energy supplies; freight rates and availability of transportation; loss of key personnel; the inability to obtain sufficient quantities of scrap metal to support current orders; purchase price estimates made during acquisitions; business integration issues relating to acquisitions of businesses; new accounting pronouncements; availability of capital resources; creditworthiness of and availability of credit to suppliers and customers; adverse impact of climate change, including as a result of treaties, legislation or regulations; and business disruptions resulting from installation or replacement of major capital assets, as discussed in more detail in "Management's Discussion and Analysis of Financial Condition and Results of Operations" or "Risk Factors" in the Company's most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q. One should understand that it is not possible to predict or identify all factors that could cause actual results to differ from the Company's forward-looking statements. Consequently, the reader should not consider any such list to be a complete statement of all potential risks or uncertainties. The Company does not assume any obligation to update any forward-looking statement, except as may be required by law.

SCHNITZER STEEL INDUSTRIES, INC.
FINANCIAL HIGHLIGHTS
(in thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended
	November 30,	August 31,	November 30,
	2010 (1)	2010 (1)	2009 (1)

REVENUES:

Metals Recycling Business:
Ferrous sales	$480,868	$431,002	$232,009
Nonferrous sales	108,273	121,798	82,854
Other sales	2,567	3,012	1,609
TOTAL MRB SALES	591,708	555,812	316,472

Auto Parts Business	66,681	63,589	55,261
Steel Manufacturing Business	63,634	74,454	68,680
Intercompany sales eliminations	(46,919)	(54,764)	(46,131)
TOTAL	$675,104	$639,091	$394,282

INCOME (LOSS) FROM CONTINUING OPERATIONS:

Metals Recycling Business	$25,533	$20,808	$15,909
Auto Parts Business	14,039	9,635	10,417
Steel Manufacturing Business	(2,035)	(77)	(7,565)
Corporate expense	(10,563)	(6,896)	(8,349)
Intercompany eliminations	1,466	833	(1,130)

OPERATING INCOME (LOSS)	28,440	24,303	9,282

(1) Excludes discontinued operations

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(in thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended
	November 30,	August 31,	November 30,
	2010	2010	2009

Revenues	$675,104	$639,091	$394,282

Cost of goods sold	602,546	573,523	350,938
Selling, general and administrative	45,075	41,919	34,446
Environmental matters	(200)	150	150
(Income) loss from joint ventures	(757)	(804)	(534)

Operating income (loss)	28,440	24,303	9,282

Other income (expense):
Interest expense	(598)	(527)	(618)
Other income	216	688	419
Other income (expense)	(382)	161	(199)

Income from continuing operations before income taxes	28,058	24,464	9,083

Income tax (expense) benefit	(9,164)	(7,510)	(1,864)

Income (loss) from continuing operations	18,894	16,954	7,219

Income (loss) from discontinued operations, net of tax	23	1,191	(14,974)

Net income (loss)	18,917	18,145	(7,755)

Net income attributable to noncontrolling interests	(1,123)	(738)	(814)

Net income (loss) attributable to SSI	$17,794	$17,407	$(8,569)

Basic:
Income (loss) per share from continuing operations attributable to SSI (1) (2)	0.65	0.59	0.23
Income (loss) per share from discontinued operations attributable to SSI	0.00	0.04	(0.54)
Net income (loss) per share attributable to SSI	$0.65	$0.63	$(0.31)

Diluted:
Income (loss) per share from continuing operations attributable to SSI (1) (2)	0.64	0.58	0.23
Income (loss) per share from discontinued operations attributable to SSI	0.00	0.04	(0.53)
Net income (loss) per share attributable to SSI	$0.64	$0.62	$(0.30)

Weighted average number of common shares:
Basic	27,563	27,760	27,803
Diluted	27,871	28,082	28,130

Dividends declared per common share	$0.017	$0.017	$0.017

(1) Excludes income attributable to noncontrolling interests
(2) Net income (loss) used in EPS calculation:
Income (loss) from continuing operations	$18,894	$16,954	7,219
Net income attributable to noncontrolling interests	(1,123)	(738)	(814)
Income (loss) from continuing operations attributable to SSI	17,771	16,216	6,405
Income (loss) from discontinued operations, net of tax	23	1,191	(14,974)
Net income (loss) attributable to SSI	$17,794	$17,407	$(8,569)

SCHNITZER STEEL INDUSTRIES, INC.
SELECTED OPERATING STATISTICS
(Unaudited)
		Fiscal Year					Fiscal Year
	Q1 FY11	2011	Q1 FY10	Q2 FY10	Q3 FY10	Q4 FY10	2010
Metals Recycling Business
Ferrous Processing Selling Prices ($/LT)(1)
Domestic(2)	$327	$327	$271	$294	$368	$339	$322
Exports	359	359	280	298	382	343	330
Average	353	353	277	297	378	342	328

Ferrous Processing Sales Volume (LT)(2)
SMB	90,537	90,537	122,171	80,728	139,404	115,869	458,172
Domestic	161,301	161,301	134,595	160,424	197,226	158,487	650,732
Export	979,063	979,063	499,899	933,123	838,766	849,863	3,121,651
Total Processed	1,230,901	1,230,901	756,665	1,174,275	1,175,396	1,124,219	4,230,555

Nonferrous Average Price ($/LB)(1)	$0.94	$0.94	$0.73	$0.80	$0.94	$0.84	$0.83

Nonferrous Sales Volume (LB, in 000s)	111,495	111,495	110,247	104,892	124,283	139,063	478,485

Steel Manufacturing Business
Sales Prices ($/NT)(1)(3)
Average	$634	$634	$520	$556	$635	$618	$587

Sales Volume (NT)(3)
Rebar	63,668	63,668	55,875	42,588	52,792	66,047	217,302
Coiled Products	26,917	26,917	38,051	47,660	70,738	44,233	200,682
Merchant Bar and Other	7,071	7,071	6,249	6,147	7,840	5,296	25,532
Total	97,656	97,656	100,175	96,395	131,370	115,576	443,516

Auto Parts Business
Number of self-service locations at end of quarter	45	45	43	45	45	45	45

(1) Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer.
(2) Includes sales to the Steel Manufacturing Business (SMB) for all quarters.
(3) Excludes billet sales.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except per share amounts)

	November 30, 2010	August 31, 2010
Assets
Current assets:
Cash and cash equivalents	$57,035	$30,342
Accounts receivable, net	161,044	126,156
Inventories, net	275,989	268,103
Other current assets	28,726	36,193
Total current assets	522,794	460,794

Property, plant and equipment, net	465,830	460,810

Goodwill and other assets	427,518	421,814

Total assets	$1,416,142	$1,343,418

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term borrowings	$527	$1,189
Other current liabilities	126,991	158,924
Total current liabilities	127,518	160,113

Long-term debt and capital lease obligations	179,143	99,240

Other long-term liabilities	109,839	104,433

Equity:
Total Schnitzer Steel Industries, Inc. (“SSI”) Shareholders’ equity	994,844	975,326
Noncontrolling interests	4,798	4,306
Total equity	999,642	979,632

Total liabilities and shareholders’ equity	$1,416,142	$1,343,418

CONTACT:
Schnitzer Steel Industries, Inc.
Investor Relations:
Alexandra Deignan, 646-278-9711
adeignan@schn.com
or
Media Relations:
Chip Terhune, 503-265-6370
cterhune@schn.com
or
Company Info:
www.schnitzersteel.com
ir@schn.com